Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Tyson Foods, Inc. of our report dated November 12, 2001, included in the 2001 Annual Report to Shareholders of Tyson Foods, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-70646; 33-30680; 333-22883; 333-22881, and 33-57515) pertaining to certain employee benefit plans of Tyson Foods, Inc. and the Registration Statement (Form S-3 No. 333-53171) and in the related Prospectus of our report dated November 12, 2001, with respect to the consolidated financial statements and schedule of Tyson Foods, Inc. included or incorporated by reference in this Annual Report (Form 10-K) for the year ended September 29, 2001.

/s/ Ernst & Young LLP

December 21, 2001	Ernst & Young LLP
Little Rock, Arkansas